Exhibit (h)(1)(iii)

FORM OF AMENDMENT

To Transfer Agency and Service

Agreement Between

AllianzGI Institutional Multi-Series

Trust, And

Boston Financial Data Services, Inc.

This Amendment is made as of this 22nd day of March, 2016, between Boston Financial Data Services, Inc. (the “Transfer Agent”) and AllianzGI Institutional Multi-Series Trust (the “Fund”). In accordance with Section 17 (Additional Portfolios) and Section 16.1 (Amendment) of the Transfer Agency and Service Agreement dated June 30, 2014, as amended, (the “Agreement”) the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is replaced and superseded with the Schedule A attached hereto and dated March 22, 2016;

2.	All defined terms and definitions in the Agreement shall be the same in this amendment (except as specifically revised by this Amendment); and

3.	Except as specifically set forth in this Amendment, all other terms and conditions of the Agreements, as previously amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST		BOSTON FINANCIAL DATA SERVICES, INC.

By:		By:
Name:	Julian Sluyters	Name:
Title:	President and Chief Executive Officer	Title:

SCHEDULE A

Dated: March 22, 2016

AllianzGI Institutional Multi-Series Trust

AllianzGI Advanced Core Bond Portfolio

AllianzGI Best Styles Global Managed Volatility Portfolio

AllianzGI Discovery U.S. Portfolio

AllianzGI Global Small-Cap Opportunities Portfolio